Exhibit 99.1

Company Contact:

Pam Scott

Director of Corporate Communications

(509) 777-6393

Red Lion Hotels Reports

Second Quarter 2012 Results

SPOKANE, Wash., Aug. 7, 2012 - Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner and franchisor of midscale hotels, today announced its results for the second quarter ended June 30, 2012. The company reported second quarter revenues of $38.8 million and EBITDA of $5.5 million, each from continuing operations before special items.

Overview:

•	RevPAR for comparable owned and leased hotels increased 5.4 percent year-over-year

•	Occupancy increased 280 basis points year-over-year driven primarily by increases in the transient and group segments

•	ADR for comparable owned and leased hotels increased 1.0 percent during the quarter

•	Comparable EBITDA from continuing operations before special items increased $0.8 million compared with the second quarter of 2011

•	Subsequent to quarter end, the company announced a new franchise near Palm Springs, California and achieved significant progress on asset sales.

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the Red Lion Hotel on Fifth Avenue in Seattle, which was sold in the second quarter of 2011. Following the sale, this property continues to operate as a franchised hotel and the company is therefore required to report its financial results in continuing operations.

Total revenue from continuing operations reported during the second quarter of 2012 was $38.8 million compared to $42.2 million in the second quarter of 2011. On a comparable basis, hotel revenue increased by $1.6 million and franchise revenues increased by $0.4 million, offset by a decrease in entertainment revenues of $2.3 million. Second quarter net loss from continuing operations was $0.4 million, or $0.02 per share, compared to net income from continuing operations of $19.1 million or $1.00 per diluted share, in the second quarter of 2011. Second quarter of 2011 results include a $33.5 million gain on the sale of Seattle Fifth Avenue, which is classified as a special item for EBITDA purposes. In the second quarter of 2012, comparable EBITDA from continuing operations before special items increased to $5.5 million, compared to $4.7 million in the second quarter of 2011.

“We increased our overall market share driven by strong occupancy growth and improved our RevPAR performance. As a result of our continued occupancy growth, we are well-positioned to increase rates when the midscale segment rebounds. We also generated significant margin improvements in the first half of the year,” said President and Chief Executive Officer Jon E. Eliassen.

“In addition, subsequent to quarter-end, we appointed an executive vice president for franchise development, and announced a new hotel franchise agreement in Southern California. We also closed on the sale of one non-core hotel and announced a sale agreement for another. These achievements are part of our continued execution of our strategy to improve the competitive position of our core hotel properties, expand our franchise network and reduce debt to enhance value for all Red Lion Hotels shareholders.”

Summary Results

On the basis of comparable continuing operations before special items, key owned and leased hotel operating metrics and total company EBITDA for the three and six months ended June 30, 2012, and June 30, 2011, are highlighted below:

	Three months ended June 30,				Six months ended June 30,
	2012	2011	change		2012	2011	change
RevPAR (revenue per available room)	$56.32	$53.43	5.4%		$49.26	$46.38	6.2%
ADR (average daily rate)	$84.28	$83.42	1.0%		$81.29	$81.03	0.3%
Occupancy	66.8%	64.0%	280	bps	60.6%	57.2%	340	bps
Hotels revenue:
Rooms	$26,060	$24,724	5.4%		$45,585	$42,687	6.8%
Food and beverage	7,948	7,567	5.0%		14,940	14,425	3.6%
Other revenue	530	644	-17.7%		928	1,105	-16.0%

Total hotels revenue	$34,538	$32,935	4.9%		$61,453	$58,217	5.6%

Hotel direct operating margin	24.4%	23.1%			19.3%	17.7%

Comparable EBITDA from continuing operations before special items (1)	$5,545	$4,697	18.1%		$6,931	$4,851	42.9%

(1)	The above excludes an asset impairment which is included in the non-GAAP reconciliation schedule named, “Disclosure of Special Items” contained in this release.

Second Quarter 2012 Results

In the second quarter of 2012, for comparable owned and leased hotels from continuing operations, RevPAR increased 5.4 percent year-over-year driven by a 280 basis point increase in occupancy to 66.8 percent and a 1.0 percent increase in ADR to $84.28. On a comparable basis, EBITDA from continuing operations before special items increased to $5.5 million for the second quarter compared to $4.7 million in the prior year period. The acquisition of the previously leased iStar hotels contributed facility lease savings of $0.6 million in the quarter.

Comparable hotel revenue of $34.5 million was 4.9 percent higher compared to the same period a year ago. Comparable hotel direct operating margin increased to 24.4 percent from 23.1 percent in the same period in 2011 primarily driven by a change in mix of promotional activities targeting the transient segment partially offset by higher reservation and credit card fees related to the increases in occupancy and rooms revenue.

Revenue and profitability in the entertainment segment declined $2.3 million and $0.7 million, respectively. The declines were primarily a result of the mix of entertainment shows produced and fewer shows in the second quarter of 2012 as compared to the prior year period.

Franchise revenue increased to $1.3 million from $0.9 million. Profitability improved year-over-year primarily due to increased rooms revenue at the company’s franchised hotels.

Subsequent Events

On July 31, the company closed on the sale of its Red Lion Colonial Hotel in Helena, Mont., for $5.6 million. Upon completion of the sale of the hotel, the company entered into a franchise agreement under which the hotel will continue to operate as a Red Lion.

On August 6, the company announced it has reached a definitive agreement to sell its Red Lion Hotel Denver Southeast for $13.0 million. The sale of this property is anticipated to close by October 31, 2012. Under the agreement, the hotel will not continue to operate as a Red Lion. Accordingly, the financial results of this property have been classified as discontinued operations in the company’s statement of operations for all periods presented.

In the past month, the company has signed separate letters of intent to sell the company’s commercial mall in Kalispell, Mont., and the Red Lion Hotel in Medford, Oregon. Both sales are contingent on completion of mutually acceptable definitive agreements and on each of the prospective buyer’s satisfactory completion of due diligence.

Franchise Update

On July 9, the company appointed Ron Burgett as Executive Vice President, Brand Development. His primary responsibility is expanding Red Lion’s operations through new franchises. Burgett is also overseeing relationships with the company’s franchise owners, including ensuring adherence to Red Lion brand standards and maximizing franchisees’ results through Red Lion network benefits.

On July 18, the company announced the signing of a franchise agreement with the owners of a hotel in Cathedral City, Calif., in the Palm Springs area. This 97 room property is expected to convert to a Red Lion Hotel in fall 2012.

Discontinued Operations

Under the sale agreement for the Red Lion Hotel Denver Southeast, the property will not continue to operate as a Red Lion hotel. Accordingly, the operations of this property have been classified as discontinued operations in the company’s statement of operations. Also during the second quarter of 2012, based on the company’s right to sell its franchised hotel in Sacramento, California to its tenant and on continuing negotiations regarding transaction terms, the company reclassified into assets held for sale the real estate and land. The operating results from the ownership of this real estate and land have appropriately been classified as discontinued operations for all periods presented. The operations of the aforementioned properties are in addition to the operations of the properties in Medford, Oregon and Missoula, Montana which were classified as discontinued operations in the fourth quarter of 2011. This presentation, as required under generally accepted accounting principles (“GAAP”), separately reports the revenue and expenses including any related asset impairment charges, net of income taxes as “net income (loss) from discontinued operations” on the company’s statement of operations for all periods presented.

Liquidity and Balance Sheet

As of June 30, 2012, the company had $4.9 million in cash and cash equivalents, and $10.0 million available on its line of credit. As of June 30, 2012, the company had outstanding debt of $99.4 million, of which $30.3 million is classified as current debt. Proceeds from the announced asset sales in the aforementioned Subsequent Events will be primarily used to reduce debt.

Capital expenditures for the six months ended June 30, 2012, totaled $3.0 million.

Assets Held for Sale

As of June 30, 2012, the following were classified as assets held for sale on the balance sheet, the Red Lion Colonial Hotel in Helena, Red Lion Inn Missoula, Red Lion Hotel Denver Southeast, Red Lion Hotel Medford and a hotel property in Sacramento which is leased to a franchise tenant. The company’s hotel property in Sacramento was added to this classification in the second quarter of 2012.

Outlook for 2012

The company is reaffirming its RevPAR guidance for 2012, previously provided on February 28, 2012, based on the management team’s outlook for the markets in which the company operates and currently available information:

•	Full year 2012 RevPAR for company owned and leased hotels is expected to increase 2 to 4 percent compared to 2011 on an annual basis.

•	The company expects to invest approximately $10.0 million in capital improvements in 2012.

Conference Call Information

The management team of Red Lion Hotels will host a conference call on Aug. 7, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss financial and operational results for the second quarter of 2012. To access the conference call, domestic participants should dial the following number ten minutes prior to the scheduled start time of the call: (800) 230-1766. International participants should dial (612) 288-0337.

The conference call may also be accessed via live webcast at http://www.redlion.com from the Investor Relations section of the website. To listen to the live webcast, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 4:00 p.m. Pacific Time on Aug. 7, 2012, through Aug. 21, 2012, at (800) 475-6701 or (320) 365-3844 (International) access code – 254894. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of June 30, 2012, the RLH hotel network was comprised of 47 hotels located in nine states and one Canadian province, with 8,872 rooms and 443,587 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Three months ended June 30,
	2012	2011	$ Change	% Change
Revenue:
Hotels	$34,538	$36,081	$(1,543)	-4.3%
Franchise	1,309	945	364	38.5%
Entertainment	2,376	4,640	(2,264)	-48.8%
Other	582	519	63	12.1%

Total revenues	38,805	42,185	(3,380)	-8.0%

Operating expenses:
Hotels	26,123	27,813	(1,690)	-6.1%
Franchise	1,096	968	128	13.2%
Entertainment	2,567	4,138	(1,571)	-38.0%
Other	448	435	13	3.0%
Depreciation and amortization	4,065	4,299	(234)	-5.4%
Hotel facility and land lease	1,243	1,796	(553)	-30.8%
Asset impairment	252	—	252	n/m
Loss (gain) on asset dispositions, net	(103)	(33,497)	(33,394)	99.7%
Undistributed corporate expenses	1,902	1,553	349	22.5%

Total expenses	37,593	7,505	30,088	n/m

Operating income (loss)	1,212	34,680	(33,468)	96.5%
Other income (expense):
Interest expense	(1,820)	(2,272)	452	19.9%
Other income, net	16	381	(365)	-95.8%

Income (loss) before income taxes	(592)	32,789	(33,381)	n/m
Income tax (benefit) expense	(225)	13,674	13,899	n/m

Net income (loss) from continuing operations	(367)	19,115	(19,482)	n/m

Discontinued operations (2,3,4):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $202 and $(201) respectively	356	(355)	711	n/m
Impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $(1,679) and $0 respectively	(2,959)	—	(2,959)	n/m

Net income (loss) from discontinued operations	(2,603)	(355)	(2,248)	n/m

Net income (loss)	(2,970)	18,760	(21,730)	n/m

Less net income or loss attributable to noncontrolling interest	—	112	(112)	n/m

Net income (loss) attributable to Red Lion Hotels Corporation	$(2,970)	$18,648	$(21,618)	n/m

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$(0.02)	$1.00
Net Income (loss) from discontinued operations	$(0.13)	$(0.01)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.15)	$0.98
Weighted average shares - basic	19,292	19,023
Weighted average shares - diluted	19,292	19,182
Non-GAAP Financial Measures:
EBITDA (1)	$1,276	$39,150	$(37,874)	-96.7%
EBITDA as a percentage of revenues	3.3%	92.8%
EBITDA from continuing operations (1)	$5,293	$39,248	$(33,955)	-86.5%
EBITDA from continuing operations as a percentage of revenues	13.6%	93.0%

(1)	The definition of "EBITDA" and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)

During the fourth quarter 2011, the company listed for sale its hotels in Medford, Oregon and Missoula, Montana, two non-core assets in which the company does not expect to maintain significant continuing involvement. Accordingly, the operations of these properties have been classified as discontinued operations for all periods presented.

(3)

On July 30, 2012, the company entered into a definitive agreement to sell its hotel in Aurora, Colorado in which the company does not expect to maintain significant continuing involvement. Accordingly, the operation of this property has now been classified as discontinued operations for all periods presented.

(4)

During the second quarter 2012, based on the company's right to sell its hotel in Sacramento, California to its tenant and on continuing negotiations regarding transaction terms, the operating results from the ownership of this real estate and land have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation

Consolidated Statements of Operations

(unaudited)

($ in thousands, except footnotes and per share amounts)

	Six months ended June 30,
	2012	2011	$ Change	% Change
Revenue:
Hotels	$61,453	$64,204	$(2,751)	-4.3%
Franchise	2,398	1,652	746	45.2%
Entertainment	4,900	7,440	(2,540)	-34.1%
Other	1,195	1,126	69	6.1%

Total revenues	69,946	74,422	(4,476)	-6.0%

Operating expenses:
Hotels	49,621	52,528	(2,907)	-5.5%
Franchise	2,268	1,753	515	29.4%
Entertainment	4,770	6,752	(1,982)	-29.4%
Other	886	828	58	7.0%
Depreciation and amortization	8,124	9,167	(1,043)	-11.4%
Hotel facility and land lease	2,423	3,428	(1,005)	-29.3%
Asset impairment	2,263	—	2,263	n/m
Loss (gain) on asset dispositions, net	(207)	(33,583)	(33,376)	99.4%
Undistributed corporate expenses	3,283	2,897	386	13.3%

Total expenses	73,431	43,770	29,661	67.8%

Operating income (loss)	(3,485)	30,652	(34,137)	n/m
Other income (expense):
Interest expense	(3,637)	(4,573)	936	-20.5%
Other income, net	22	384	(362)	-94.3%

Income (loss) before income taxes	(7,100)	26,463	(33,563)	n/m
Income tax (benefit) expense	(2,792)	11,198	13,990	n/m

Net income (loss) from continuing operations	(4,308)	15,265	(19,573)	n/m

Discontinued operations (2,3,4):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $60 and $(724) respectively	106	(1,276)	1,382	n/m
Impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $(3,367) and $0 respectively	(5,936)	—	(5,936)	n/m

Net income (loss) from discontinued operations	(5,830)	(1,276)	(4,554)	n/m

Net income (loss)	(10,138)	13,989	(24,127)	n/m

Less net income or loss attributable to noncontrolling interest	(7)	102	(109)	n/m

Net income (loss) attributable to Red Lion Hotels Corporation	$(10,131)	$13,887	$(24,018)	n/m

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$(0.23)	$0.80
Net Income (loss) from discontinued operations	$(0.30)	$(0.06)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.53)	$0.73
Weighted average shares - basic	19,257	18,999
Weighted average shares - diluted	19,257	19,163
Non-GAAP Financial Measures:
EBITDA (1)	$(4,341)	$38,998	$(43,339)	n/m
EBITDA as a percentage of revenues	-6.2%	52.4%
EBITDA from continuing operations (1)	$4,668	$40,101	$(35,433)	-88.4%
EBITDA from continuing operations as a percentage of revenues	6.7%	53.9%

(1)	The definition of "EBITDA" and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)

During the fourth quarter 2011, the company listed for sale its hotels in Medford, Oregon and Missoula, Montana, two non-core assets in which the company does not expect to maintain significant continuing involvement. Accordingly, the operations of these properties have been classified as discontinued operations for all periods presented.

(3)

On July 30, 2012, the company entered into a definitive agreement to sell its hotel in Aurora, Colorado in which the company does not expect to maintain significant continuing involvement. Accordingly, the operation of this property has now been classified as discontinued operations for all periods presented.

(4)

During the second quarter 2012, based on the company's right to sell its hotel in Sacramento, California to its tenant and on continuing negotiations regarding transaction terms, the operating results from the ownership of this real estate and land have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation

Consolidated Balance Sheets

(unaudited)

($ in thousands, except share data)

	June 30, 2012	December 31, 2011
Assets:
Current assets:
Cash and cash equivalents	$4,911	$1,981
Restricted cash	2,756	3,358
Accounts receivable, net	7,561	7,591
Inventories	1,451	1,346
Prepaid expenses and other	3,361	1,973
Deferred income taxes	8,202	4,291
Assets held for sale	31,969	30,380

Total current assets	60,211	50,920

Property and equipment, net	215,154	232,589
Goodwill	8,512	8,512
Intangible assets	6,992	6,992
Other assets, net	5,232	5,883

Total assets	$296,101	$304,896

Liabilities:
Current liabilities:
Accounts payable	$5,409	$4,928
Income taxes payable	65	—
Accrued payroll and related benefits	4,753	2,103
Accrued interest payable	1,115	231
Advance deposits	753	380
Other accrued expenses	10,269	9,249
Revolving credit facility	—	844
Long-term debt, due within one year	30,325	3,274

Total current liabilities	52,689	21,009

Long-term debt, due after one year	38,201	66,378
Deferred income	4,157	4,643
Deferred income taxes	13,698	16,176
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	139,570	139,031

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,348,355 and 19,172,670 shares issued and outstanding	194	192
Additional paid-in capital, common stock	149,879	149,027
Retained earnings	6,458	16,589

Total Red Lion Hotels Corporation stockholders’ equity	156,531	165,808
Noncontrolling interest	—	57

Total stockholders’ equity	156,531	165,865

Total liabilities and stockholders’ equity	$296,101	$304,896

Red Lion Hotels Corporation

Additional Hotel Statistics

(unaudited)

System-wide Hotels as of June 30, 2012

			Meeting Space
	Hotels	Rooms	(sq. ft.)
Red Lion Owned or Leased Hotels (1):
Comparable Continuing Operations	27	5,085	255,574
Discontinued Operations	3	739	35,192
Red Lion Franchised Hotels (1)	17	3,048	152,821

Total Red Lion Hotels	47	8,872	443,587

Comparable Hotel Statistics from Continuing Operations (1,2)

	Three months ended June 30, 2012			Three months ended June 30, 2011
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)
Owned and Leased Hotels	66.8%	$84.28	$56.32	64.0%	$83.42	$53.43
Franchised Hotels	69.5%	$89.98	$62.57	69.8%	$87.15	$60.82

Total System Wide	67.6%	$85.91	$58.06	65.6%	$84.53	$55.49

Change from prior comparative period:
Owned and Leased Hotels	2.8	1.0%	5.4%
Franchised Hotels	(0.3)	3.2%	2.9%

Total System Wide	2.0	1.6%	4.6%

	Six months ended June 30, 2012			Six months ended June 30, 2011
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)
Owned and Leased Hotels	60.6%	$81.29	$49.26	57.2%	$81.03	$46.38
Franchised Hotels	64.0%	$87.24	$55.81	63.4%	$85.51	$54.19

Total System Wide	61.5%	$83.01	$51.08	58.9%	$82.37	$48.55

Change from prior comparative period:
Owned and Leased Hotels	3.4	0.3%	6.2%
Franchised Hotels	0.6	2.0%	3.0%

Total System Wide	2.6	0.8%	5.2%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Seattle property has been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown.
(2)	Excludes three hotels identified as discontinued operations.
(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.
(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation

Comparable Operating Results and Data From Continuing Operations

(unaudited)

($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Comparable total revenue (2)	$38,805	$39,039	$69,946	$68,435
Comparable hotel revenue (2)	34,538	32,935	61,453	58,217
Comparable hotel operating expense (3)	26,123	25,317	49,621	47,889
Comparable hotel direct operating profit (1)	8,415	7,618	11,832	10,328
Comparable hotel direct operating margin (1)	24.4%	23.1%	19.3%	17.7%
Comparable total EBITDA from continuing operations before special items (4)	$5,545	$4,697	$6,931	$4,851

(1)	Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP margins are calculated using amounts presented in the consolidated statements of operations. Comparable margins are calculated using amounts presented in the table above.
(2)	The reconciliation of total and hotel revenue per the consolidated statements of operations to comparable total and hotel revenue is as follows:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Total revenue per the consolidated statements of operations	$38,805	$42,185	$69,946	$74,422
less: Revenue from Seattle Fifth Avenue property	—	(3,146)	—	(5,987)

Comparable total revenue	$38,805	$39,039	$69,946	$68,435

Hotel revenue per the consolidated statements of operations	$34,538	$36,081	$61,453	$64,204
less: Revenue from Seattle Fifth Avenue property	—	(3,146)	—	(5,987)

Comparable hotel revenue	$34,538	$32,935	$61,453	$58,217

(3)	The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Hotel operating expense per the consolidated statements of operations	$26,123	$27,813	$49,621	$52,528
less: Operating expense from Seattle Fifth Avenue property	—	(2,496)	—	(4,639)

Comparable hotel operating expense	$26,123	$25,317	$49,621	$47,889

(4)	The reconciliation of EBITDA from continuing operations before special items per the table entitled “Disclosure of Special Items” to comparable total EBITDA before special items is as follows:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
EBITDA before special items per the table “Disclosure of Special Items”	$5,545	$5,699	$6,931	$6,552
less: EBITDA of Seattle Fifth Avenue property	—	(1,002)	—	(1,701)

Comparable total EBITDA from continuing operations before special items	$5,545	$4,697	$6,931	$4,851

Red Lion Hotels Corporation

Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation

(unaudited)

($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
EBITDA from continuing operations	$5,293	$39,248	$4,668	$40,101
Income tax benefit (expense) - continuing operations	225	(13,674)	2,792	(11,198)
Interest expense - continuing operations	(1,820)	(2,272)	(3,637)	(4,573)
Depreciation and amortization - continuing operations	(4,065)	(4,299)	(8,124)	(9,167)

Net income (loss) attributable to Red Lion Hotels Corporation from continuing operations	(367)	19,003	(4,301)	15,163
Income (loss) on discontinued operations, net of tax	(2,603)	(355)	(5,830)	(1,276)

Net income (loss) attributable to Red Lion Hotels Corporation	$(2,970)	$18,648	$(10,131)	$13,887

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
EBITDA	$1,276	$39,150	$(4,341)	$38,998
Income tax benefit (expense)	1,702	(13,473)	6,099	(10,474)
Interest expense	(1,820)	(2,272)	(3,637)	(4,573)
Depreciation and amortization	(4,128)	(4,757)	(8,252)	(10,064)

Net income (loss) attributable to Red Lion Hotels Corporation	$(2,970)	$18,648	$(10,131)	$13,887

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Red Lion Hotels Corporation

Disclosure of Special Items

(unaudited)

During the second and first quarters of 2012 , the Company recorded $0.3 million and $2.0 million, respectively, in pre-tax impairment charges in continuing operations related to its Red Lion Colonial Hotel property. During the second quarter 2011, the Company recorded a $33.5 million gain from the sale of its Red Lion Hotel on Fifth Avenue in Seattle, Washington. As a result, the operations as presented in the accompanying financial statements for the three and six months ended June 30, 2012 compared to 2011 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of EBITDA from continuing operations before special items to EBITDA from continuing operations per the consolidated statement of operations.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
($ in thousands)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)
Amount before special items	$5,545	$5,699	$6,931	$6,552
Special items:
Asset impairment charges (2)	(252)	—	(2,263)	—
Gain on asset disposal (3)	—	33,549	—	33,549

Amount per consolidated statement of operations	$5,293	$39,248	$4,668	$40,101

(1)	Amount defined on the preceding table “Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation”.
(2)	Amounts as included in the line items “Asset impairment” on the accompanying consolidated statements of operations.
(3)	Amount as included in the line item “Loss (gain) on asset dispositions, net” on the accompanying consolidated statements of operations.